As filed with the Securities and Exchange Commission on February 18, 2011
Registration No. 333-_______

 U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JAKKS Pacific, Inc.
(Exact name of registrant as specified in its charter)

Delaware	95-4527222
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

22619 Pacific Coast Highway
Malibu, California 90265
(310) 456-7799
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen G. Berman
Chief Executive Officer
JAKKS Pacific, Inc.
22619 Pacific Coast Highway
Malibu, California 90265
(310) 456-7799
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Irving Rothstein, Esq.
Feder Kaszovitz LLP
845 Third Avenue
New York, New York 10022-6601
(212) 888-8200
Fax: (212) 888-7776

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement at the discretion of the selling security holder.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to	Offering Price		Aggregate Offering	Amount of
Securities to be Registered	be Registered	per Unit(1)		Price(1)	Registration Fee
Common Stock, par value $.001 per share	100,000 Shares	$17.64	(2)	$1,764,000	$204.80

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).
(2)	Pursuant to Rule 457(c), represents the average of the high and low sales prices of our common stock for February 15, 2011 as reported on the Nasdaq Global Select exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 18, 2011

PROSPECTUS

100,000 Shares

JAKKS Pacific, Inc.

Common Stock

This prospectus relates to 100,000 shares of our common stock, par value $0.001 per share, issuable upon the exercise of certain outstanding warrants.  The shares may be sold from time to time by the selling security holder listed under the caption “Selling Security Holder” on page 7. None of the shares registered herein will be sold for our account and we will not receive any proceeds from the sale of the common stock. However, if the selling security holder exercises the warrants we will receive $1,135,000 which we will use for our general business and corporate purposes.  See “Use of Proceeds.”

The selling security holder may determine the prices at which it will sell the common stock, which prices may be at market prices prevailing at the time of such sale or some other price.  The selling security holder may sell these shares through underwriters, brokers-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.  See “Plan of Distribution” or a more complete description of the ways in which the common stock may be sold.

Our common stock is traded on the Nasdaq Global Select exchange under the symbol “JAKK.” On February 17, 2011, the last reported sale price of our common stock on the Nasdaq Global Select exchange was $18.00 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                                , 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC through what is known as the shelf registration process. Under this process, the selling security holder may sell the securities described in the prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling security holder may offer. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information contained and incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate only as of the date of this prospectus or the prospectus supplement or the date of the document incorporated by reference, as the case may be, regardless of the time of delivery of the prospectus.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in filings with the Securities and Exchange Commission incorporated by reference. You should carefully read the entire prospectus, including “Risk Factors” beginning on page 1, as well as any accompanying prospectus supplement and the documents incorporated herein and therein, before investing in the common stock. When we use the terms “JAKKS,” “we,” “us,” or “our, ” we are referring to JAKKS Pacific, Inc. and its subsidiaries, unless the context requires otherwise or we expressly state otherwise in this prospectus.

JAKKS Pacific, Inc.

Company Overview

We are a leading multi-line, multi-brand toy company that designs, produces, markets and distributes toys and related products, pet toys, consumables and related products, electronics and related products, kids indoor and outdoor furniture, and other consumer products. We focus our business on acquiring or licensing well-recognized trademarks and brand names, most with long product histories (“evergreen brands”). We seek to acquire these evergreen brands because we believe they are less subject to market fads or trends. We also develop proprietary products marketed under our own trademarks and brand names, and have historically acquired complementary businesses to further grow our portfolio.  Our products include:

Traditional Toys

•	Action figures and accessories, including licensed characters, principally based on Ultimate Fighting Champion, TNA Wrestling and Pokemon® franchises;

•	Toy vehicles, including Road Champs®, and MXS® toy vehicles and accessories;

•	Electronics products, including Plug It In & Play TV Games™, Spy Net products, and Laser Challenge®;

•
Role-play, dress-up, pretend play and novelty products for boys and girls based on well known brands and entertainment properties such as Black & Decker®, McDonalds®, Dirt Devil®, Subway®, Pizza Hut®, Disney Princess® and Disney Fairies®, as well as those based on our own proprietary brands;

•
Dolls and accessories, plush, infant and pre-school toys based on our Child Guidance®, Tollytots brands, as well as licenses, including Disney Fairies®, Cabbage Patch Kids®, Hello Kitty®, Disney Princess®, Graco® and Fisher Price®;

•	Indoor and outdoor kids’ furniture, room décor; kiddie pools and pool toys, seasonal and outdoor products, including Funnoodle® pool floats;

•
Halloween and everyday costumes for all ages based on licensed and proprietary non-licensed brands, including Spiderman®, Iron Man, Toy Story®, Sesame Street®, Power Rangers® and Disney Princesses® , and related Halloween accessories; and

•	Private label products as “exclusives” for a myriad of retail customers in many product categories.

Craft, Activity and Writing Products

•	Food play, activity kits, reusable compounds, including Girl Gourmet™, Creepy Crawlers™ and Flying Colors®.

Pet Products

•	Pet products, including toys, consumables, beds, clothing and accessories, branded JAKKS Pets®, some of which also feature licenses, including American Kennel Club® and The Cat Fanciers’ Association™.

We continually review the marketplace to identify and evaluate popular and evergreen brands and product categories that we believe have the potential for growth. We endeavor to generate growth within these lines by:
i

•	creating innovative products under our established licenses and brand names;

•	adding new items to the branded product lines that we expect will enjoy greater popularity;

•	infusing simple innovation and technology when appropriate to make them more appealing to today’s kids;

•	linking them with our evergreen portfolio of brands; and

•	focusing our marketing efforts to enhance consumer recognition and retailer interest.

Our Business Strategy

In addition to developing our proprietary brands and marks, licensing popular brands enables us to use these high-profile marks at a lower cost than we would incur if we purchased these marks or developed comparable marks on our own. By licensing marks, we have access to a far greater range of marks than would be available for purchase. We also license technology produced by unaffiliated inventors and product developers to improve the design and functionality of our products.

We sell our products through our in-house sales staff and independent sales representatives to toy and mass-market retail chain stores, department stores, office supply stores, drug and grocery store chains, club stores, toy specialty stores and wholesalers. Our three largest customers are Wal-Mart, Target and Toys ‘R’ Us, which accounted for approximately 23.2%, 13.7% and 12.2%, respectively, of our net sales for the nine months ended September 30, 2010. No other customer accounted for more than 10.0% of our net sales in 2010.

Our Growth Strategy

Key elements of our growth strategy include:

•	Expand Core Products.
•	Enter New Product Categories.
•	Pursue Strategic Acquisitions.
•	Acquire Additional Character and Product Licenses.
•	Expand International Sales.
•	Capitalize On Our Operating Efficiencies.

The execution of our growth strategy, however, is subject to several risks and uncertainties and we cannot assure you that we will continue to experience growth in, or maintain our present level of net sales (see “Risk Factors,” beginning on page 1).  Moreover, implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, our ability to obtain or renew licenses on commercially reasonable terms and our ability to finance increased levels of accounts receivable and inventory necessary to support our sales growth, if any.

Furthermore, we cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth.

Finally, our acquisition strategy involves a number of risks, each of which could adversely affect our operating results, including difficulties in integrating acquired businesses or product lines, assimilating new facilities and personnel and harmonizing diverse business strategies and methods of operation; diversion of management attention from operation of our existing business; loss of key personnel from acquired companies; and failure of an acquired business to achieve targeted financial results.

The Selling Security Holder

On August 15, 2003, we issued to World Wrestling Entertainment, Inc. (“WWE”) warrants (the “Warrant”) to purchase 100,000 shares of our common stock (the “Shares”) at an exercise price of $11.35 per share. The Warrant is exercisable by WWE (or any subsequent holder of the Warrant) with respect to all or a portion of the Shares at any time prior to the expiration of the Warrant on August 14, 2013. WWE has requested us to register the Shares for offer and sale to the public. The Shares are being offered for sale through this prospectus by WWE.  Only Shares issuable upon the exercise of the Warrant (and not the Warrant itself) are being registered, and may be offered and sold, under this prospectus. To sell any Shares, WWE must first purchase the Shares by exercising the Warrant. To date, WWE has not exercised the Warrant or any portion thereof.
ii

Our Corporate Information
We were formed as a Delaware corporation in 1995. Our principal executive offices are located at 22619 Pacific Coast Highway, Malibu, California 90265. Our telephone number is (310) 456-7799. Our Internet website address is www.jakks.com. The contents of the website are not part of this prospectus, nor is any of its content incorporated herein.

iii

The Offering

Issuer	JAKKS Pacific, Inc.

Seller	The selling security holder. For information about the selling security holder, see “Selling Security Holder.” We are not selling the securities to the public.

Securities Offered	100,000 shares of our common stock, par value $.001.

Common Stock to be Outstanding After the Offering(1)	27,791,379 shares.

Registration Rights
We are agreeing to use our best efforts keep the registration statement, of which this prospectus forms a part, effective until the earlier to occur of (i) the date on which the registered shares are disposed of in accordance with this prospectus or (ii) the date when the registered shares can be immediately sold to the public without registration or restriction.

Trading	Our common stock trades on the Nasdaq Global Select exchange under the symbol “JAKK.”

Risk Factors	See “Risk Factors” beginning on page 1 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Use of Proceeds
We will not receive any of the proceeds from the sale by the selling security holder of the shares of common stock.  However, if the selling security holder exercises the warrants we will receive $1,135,000 which we will use for our general business and corporate purposes.

(1)	Does not include (1) 6,320,910 shares underlying our convertible notes; and (2) 318,265 shares underlying our outstanding options.

RISK FACTORS

An investment in the shares of common stock involves significant risks. In addition to reviewing other information in this prospectus and any accompanying prospectus supplement and the documents incorporated herein and therein, you should carefully consider the following factors before deciding to purchase the shares of common stock, as well as the risk factors referred in any accompanying prospectus supplement and the documents incorporated herein and therein. If any of these risks actually occur, our business, results of operations and financial condition could be materially adversely affected and you might lose all or part of your investment.

Our inability to redesign, restyle and extend our existing core products and product lines as consumer preferences evolve, and to develop, introduce and gain customer acceptance of new products and product lines, may materially and adversely impact our business, financial condition and results of operations.

Our business and operating results depend largely upon the appeal of our products. Our continued success in the toy industry will depend on our ability to redesign, restyle and extend our existing core products and product lines as consumer preferences evolve, and to develop, introduce and gain customer acceptance of new products and product lines. Several trends in recent years have presented challenges for the toy industry, including:

●	Age Compression: The phenomenon of children outgrowing toys at younger ages, particularly in favor of interactive and high technology products;

●	Increasing use of technology;

●	Shorter life cycles for individual products; and

●	Higher consumer expectations for product quality, functionality and value.

We cannot assure you that:

●	our current products will continue to be popular with consumers;

●	the product lines or products that we introduce will achieve any significant degree of market acceptance; or

●	the life cycles of our products will be sufficient to permit us to recover licensing, design, manufacturing, marketing and other costs associated with those products.

Our failure to achieve any or all of the foregoing benchmarks may cause the infrastructure of our operations to fail, thereby adversely affecting our business, financial condition and results of operations.

The failure of our character-related and theme-related products to become and/or remain popular with children may materially and adversely impact our business, financial condition and results of operations.

The success of many of our character-related and theme-related products depends on the popularity of characters in movies, television programs, live wrestling exhibitions, auto racing events and other media. We cannot assure you that:

●	media associated with our character-related and theme-related product lines will be released at the times we expect or will be successful;

●	the success of media associated with our existing character-related and theme-related product lines will result in substantial promotional value to our products;

●	we will be successful in renewing licenses upon expiration on terms that are favorable to us; or

●	we will be successful in obtaining licenses to produce new character-related and theme-related products in the future.

Our failure to achieve any or all of the foregoing benchmarks may cause the infrastructure of our operations to fail, thereby adversely affecting our business, financial condition and results of operations.

There are risks associated with our license agreements.

●	Our current licenses require us to pay minimum royalties

Sales of products under trademarks or trade or brand names licensed from others account for substantially all of our net sales. Product licenses allow us to capitalize on characters, designs, concepts and inventions owned by others or developed by toy inventors and designers. Our license agreements generally require us to make specified minimum royalty payments, even if we fail to sell a sufficient number of units to cover these amounts. In addition, under certain of our license agreements, if we fail to achieve certain prescribed sales targets, we may be unable to retain or renew these licenses.

●	Some of our licenses are restricted as to use

Under the majority of our license agreements the licensors have the right to review and approve our use of their licensed products, designs or materials before we may make any sales. If a licensor refuses to permit our use of any licensed property in the way we propose, or if their review process is delayed, our development or sale of new products could be impeded.

●	New licenses are difficult and expensive to obtain

Our continued success will depend substantially on our ability to obtain additional licenses. Intensive competition exists for desirable licenses in our industry. We cannot assure you that we will be able to secure or renew significant licenses on terms acceptable to us. In addition, as we add licenses, the need to fund additional royalty advances and guaranteed minimum royalty payments may strain our cash resources.

●	A limited number of licensors account for a large portion of our net sales

We derive a significant portion of our net sales from a limited number of licensors. If one or more of these licensors were to terminate or fail to renew our license or not grant us new licenses, our business, financial condition and results of operations could be adversely affected.

The toy industry is highly competitive and our inability to compete effectively may materially and adversely impact our business, financial condition and results of operations.

The toy industry is highly competitive. Globally, certain of our competitors have financial and strategic advantages over us, including:

●	greater financial resources;

●	larger sales, marketing and product development departments;

●	stronger name recognition;

●	longer operating histories; and

●	greater economies of scale.

In addition, the toy industry has no significant barriers to entry. Competition is based primarily on the ability to design and develop new toys, to procure licenses for popular characters and trademarks and to successfully market products. Many of our competitors offer similar products or alternatives to our products. Our competitors have obtained and are likely to continue to obtain licenses that overlap our licenses with respect to products, geographic areas and markets. We cannot assure you that we will be able to obtain adequate shelf space in retail stores to support our existing products or to expand our products and product lines or that we will be able to continue to compete effectively against current and future competitors.

We may not be able to sustain or manage our growth, which may prevent us from continuing to increase our net revenues.

We have experienced rapid growth in our product lines resulting in higher net sales over the last nine years, which was achieved through acquisitions of businesses, products and licenses. For example, revenues associated with companies we acquired since 2008 were approximately $169.0 million and $169.6 million, for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, representing 21.0% and 30.9% of our total revenues for those periods. As a result, comparing our period-to-period operating results may not be meaningful and results of operations from prior periods may not be indicative of future results. We cannot assure you that we will continue to experience growth in, or maintain our present level of, net sales.

Our growth strategy calls for us to continuously develop and diversify our toy business by acquiring other companies, entering into additional license agreements, refining our product lines and expanding into international markets, which will place additional demands on our management, operational capacity and financial resources and systems. The increased demand on management may necessitate our recruitment and retention of qualified management personnel. We cannot assure you that we will be able to recruit and retain qualified personnel or expand and manage our operations effectively and profitably. To effectively manage future growth, we must continue to expand our operational, financial and management information systems and to train, motivate and manage our work force. There can be no assurance that our operational, financial and management information systems will be adequate to support our future operations. Failure to expand our operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on our business, financial condition and results of operations.

In addition, implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, our ability to obtain or renew licenses with commercially reasonable terms and our ability to finance increased levels of accounts receivable and inventory necessary to support our sales growth, if any. Accordingly, we cannot assure you that our growth strategy will continue to be implemented successfully.

If we are unable to acquire and integrate companies and new product lines successfully, we will be unable to implement a significant component of our growth strategy.

Our growth strategy depends in part upon our ability to acquire companies and new product lines. Revenues associated with our acquisitions since 2008 represented approximately 21.0% and 30.9% of our total revenues for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively. Future acquisitions will succeed only if we can effectively assess characteristics of potential target companies and product lines, such as:

●	attractiveness of products;

●	suitability of distribution channels;

●	management ability;

●	financial condition and results of operations; and

●	the degree to which acquired operations can be integrated with our operations.

We cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth. Our acquisition strategy involves a number of risks, each of which could adversely affect our operating results, including:

●	difficulties in integrating acquired businesses or product lines, assimilating new facilities and personnel and harmonizing diverse business strategies and methods of operation;

●	diversion of management attention from operation of our existing business;

●	loss of key personnel from acquired companies; and

●	failure of an acquired business to achieve targeted financial results.

A limited number of customers account for a large portion of our net sales, so that if one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations.

Our three largest customers accounted for 49.1% and 55.6% of our net sales for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. Except for outstanding purchase orders for specific products, we do not have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any of our largest customers could adversely affect our business, financial condition and results of operations. In addition, pressure by large customers seeking price reductions, financial incentives, changes in other terms of sale or for us to bear the risks and the cost of carrying inventory also could adversely affect our business, financial condition and results of operations. If one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations. In addition, the bankruptcy or other lack of success of one or more of our significant retailers could negatively impact our revenues and bad debt expense.

We depend on our key personnel and any loss or interruption of either of their services could adversely affect our business, financial condition and results of operations.

Our success is largely dependent upon the experience and continued services of Stephen G. Berman, our President and Chief Executive Officer. We cannot assure you that we would be able to find an appropriate replacement for Mr. Berman if the need should arise, and any loss or interruption of Mr. Berman’s services could adversely affect our business, financial condition and results of operations.

We depend on third-party manufacturers, and if our relationship with any of them is harmed or if they independently encounter difficulties in their manufacturing processes, we could experience product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis, any of which could adversely affect our business, financial condition and results of operations.

We depend on many third-party manufacturers who develop, provide and use the tools, dies and molds that we own to manufacture our products. However, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

We do not have long-term contracts with our third-party manufacturers. Although we believe we could secure other third-party manufacturers to produce our products, our operations would be adversely affected if we lost our relationship with any of our current suppliers or if our current suppliers’ operations or sea or air transportation with our overseas manufacturers were disrupted or terminated even for a relatively short period of time. Our tools, dies and molds are located at the facilities of our third-party manufacturers.

Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending on what they pay for their raw materials.

We have substantial sales and manufacturing operations outside of the United States subjecting us to risks common to international operations.

We sell products and operate facilities in numerous countries outside the United States. For the nine months ended September 30, 2010 and the year ended December 31, 2009 sales to our international customers comprised approximately 15.8% and 16.5%, respectively, of our net sales. We expect our sales to international customers to account for a greater portion of our revenues in future fiscal periods. Additionally, we utilize third-party manufacturers located principally in China which are subject to the risks normally associated with international operations, including:

●	currency conversion risks and currency fluctuations;

●	limitations, including taxes, on the repatriation of earnings;

●	political instability, civil unrest and economic instability;

●	greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

●	complications in complying with laws in varying jurisdictions and changes in governmental policies;

●	greater difficulty and expenses associated with recovering from natural disasters;

●	transportation delays and interruptions;

●	the potential imposition of tariffs; and

●	the pricing of intercompany transactions may be challenged by taxing authorities in both Hong Kong and the United States, with potential increases in income taxes.

Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to medical, political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States against a class of products imported by us from, or the loss of “normal trade relations” status by China, could significantly increase our cost of products imported from that nation. Because of the importance of our international sales and international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

Our business is subject to extensive government regulation and any violation by us of such regulations could result in product liability claims, loss of sales, diversion of resources, damage to our reputation, increased warranty costs or removal of our products from the market, and we cannot assure you that our product liability insurance for the foregoing will be sufficient.

Our business is subject to various laws, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the rules and regulations promulgated under these acts. These statutes are administered by the Consumer Products Safety Commission (“CPSC”), which has the authority to remove from the market products that are found to be defective and present a substantial hazard or risk of serious injury or death. The CPSC can require a manufacturer to recall, repair or replace these products under certain circumstances. We cannot assure you that defects in our products will not be alleged or found. Any such allegations or findings could result in:

●	product liability claims;

●	loss of sales;

●	diversion of resources;

●	damage to our reputation;

●	increased warranty and insurance costs; and

●	removal of our products from the market.
Any of these results may adversely affect our business, financial condition and results of operations. There can be no assurance that our product liability insurance will be sufficient to avoid or limit our loss in the event of an adverse outcome of any product liability claim.

We depend on our proprietary rights, and our inability to safeguard and maintain the same, or claims of third parties that we have violated their intellectual property rights, could have a material adverse effect on our business, financial condition and results of operations.

We rely on trademark, copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce our proprietary rights in our products. The laws of certain foreign countries may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. We cannot assure you that we or our licensors will be able to successfully safeguard and maintain our proprietary rights. Further, certain parties have commenced legal proceedings or made claims against us based on our alleged patent infringement, misappropriation of trade secrets or other violations of their intellectual property rights. We cannot assure you that other parties will not assert intellectual property claims against us in the future. These claims could divert our attention from operating our business or result in unanticipated legal and other costs, which could adversely affect our business, financial condition and results of operations.

Market conditions and other third-party conduct could negatively impact our margins and implementation of other business initiatives.

Economic conditions, such as rising fuel prices, increased competition and decreased consumer confidence, may adversely impact our margins. Such a weakened economic and business climate could create uncertainty and adversely affect our sales and profitability. Other conditions, such as the unavailability of electronics components, may impede our ability to manufacture, source and ship new and continuing products on a timely basis. Significant and sustained increases in the price of oil could adversely impact the cost of the raw materials used in the manufacture of our products, such as plastic.

The outcome of litigation in which we have been named as a defendant is unpredictable and a materially adverse decision in any such matter could have a material adverse affect on our financial position and results of operations.

We are defendants in litigation matters, as described under “Legal Proceedings” in our periodic reports filed pursuant to the Securities Exchange Act of 1934. These claims may divert financial and management resources that would otherwise be used to benefit our operations. Although we believe that we have meritorious defenses to the claims made in each and all of the litigation matters to which we have been named a party, and intend to contest each lawsuit vigorously, we can provide no assurances that the results of these matters will be favorable to us. A materially adverse resolution of any of these lawsuits could have a material adverse affect on our financial position and results of operations.

FORWARD LOOKING STATEMENTS

This prospectus includes or incorporates by reference, and any prospectus supplement will include or incorporate by reference, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements included in this prospectus and any prospectus supplement regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. When we use words like “intend,” “anticipate,” “believe,” “estimate,” “plan,” “will” or “expect,” we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under “Risk Factors” above and elsewhere in our incorporated filings. You should understand that forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein, are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain information or upon the occurrence of future events or otherwise.

USE OF PROCEEDS
None of the Shares are to be sold by us or for our account, and we will not receive any proceeds from the sale thereof. The 100,000 Shares are issuable upon the exercise of the Warrant at an exercise price of $11.35 per share. Only outstanding Shares issued upon the exercise of the Warrant may be offered or sold hereunder. Accordingly, assuming that the Warrant is exercised in full at the currently applicable exercise price, we would receive proceeds of $1,135,000 from the issuance and sale of such Shares to the holder of the Warrant. The proceeds we receive from the exercise of the Warrant, if the Warrant is exercised, are expected to be used for general working capital.

SELLING SECURITY HOLDER

WWE can exercise the Warrant to purchase up to 100,000 Shares, all of which may be offered from time to time through this prospectus by WWE or for its account. On the date of this prospectus, WWE does not beneficially own any outstanding shares of our common stock, other than the 100,000 shares underlying the Warrant.

WWE had granted us a license pursuant to which we had the exclusive world-wide right to develop and market an extensive line of toy products based on WWE's wrestling characters and themes. Our wrestling toy line included articulated action figures, soft-body figures, wrestling ring play-sets and accessories.  During the life of the license, sales of our WWE-licensed wrestling products represented a substantial portion of our annual net sales. In addition, our joint venture with THQ operated under a license agreement with WWE, pursuant to which WWE had granted the joint venture the exclusive world-wide right to publish WWE video games on all hardware platforms.  Pursuant to the terms of an Agreement of Dismissal, Release and Settlement dated as of December 29, 2009, we no longer have any rights to these licenses.

As used herein, the term selling security holder includes WWE’s transferees, pledgees or donees, or their successors, selling shares received after the date of this prospectus. A selling security holder may from time to time offer and sell pursuant to this prospectus any or all of the 100,000 shares of common stock offered hereby.

Information regarding the selling security holder may change from time to time. Any such change will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The Shares may be offered from time to time by WWE, which holds the Warrant exercisable for an aggregate of 100,000 Shares. The Warrant is not being offered hereby; only Shares issuable upon the exercise thereof may be offered or sold hereunder. We cannot assure you that WWE will exercise the Warrant, or, if it does, that it will sell any or all of the Shares so purchased by it under this prospectus. No Shares are being offered or sold by us or for our account and we will not receive any proceeds from the sale of the Shares. We will bear all costs associated with the offering and sale of the Shares, other than any underwriting discounts, agency fees, brokerage commissions or similar costs applicable to the sale of any Shares. These costs will be borne by the holder of the Shares sold hereunder. We have also agreed to indemnify WWE and, if applicable, certain other participants in the offering against certain liabilities under the Securities Act of 1933 or to contribute to payments they may be required to make with respect thereto.

The Shares could be sold by one or more of the following methods, without limitation:

•	privately negotiated transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the Shares, whether or not the options are listed on an options exchange;

•	an exchange distribution in accordance with the rules of any stock exchange on which the Shares are listed; or

•	any combination of any of these methods of sale.

A holder of the Shares may effect transactions by selling the Shares directly to purchasers or through or to brokers or dealers, and brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling holder or from the purchasers of the Shares for whom they may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). Any brokers and dealers engaged by a selling holder may arrange for other brokers or dealers to participate in effecting sales of the Shares.  These brokers or dealers may act as principals, or as agents of a selling holder. Broker-dealers may agree with a selling holder to sell a specified number of Shares at a stipulated price per share. If the broker-dealer is unable to sell Shares acting as agent for a selling holder, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     Any of the Shares which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 may be sold under those rules rather than under this prospectus.

     A selling holder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with that selling holder, including without limitation in connection with distributions of the Shares by those broker-dealers. A selling holder may enter into option or other transactions with broker-dealers that involve the delivery of the Shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those Shares pursuant to this prospectus (as supplemented or amended to reflect that transaction). In addition, a selling holder may, from time to time, sell the shares short, and in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales. A selling holder may also pledge the Shares offered hereby to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged Shares under this prospectus (if required, as supplemented or amended to reflect those transactions).

     At the time a particular offering of the Shares is made, if required, a prospectus supplement will be distributed that will set forth the number of Shares being so offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, the purchase price paid by any underwriter for Shares purchased, any discounts, commissions and other compensation and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public. Any underwriters, brokers, dealers or agents who participate in the distribution of such Shares may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act.

     In connection with this offering, an underwriter may engage in transactions on the Nasdaq National Market that stabilize, maintain or otherwise affect the price of our common stock. Specifically, an underwriter may over-allot this offering, creating a syndicate short position. An underwriter may bid for and purchase shares of our common stock in the open market to cover this syndicate short position or to stabilize the price of our common stock. In addition, an underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if a participating underwriter repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise, or if a participating underwriter receives a report that indicates that the clients of such syndicate members have "flipped" the common stock. Also, in connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, its bid must then be lowered when certain purchase limits are exceeded. These activities may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

A selling security holder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934. The selling security holder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between the selling security holder and any underwriter, broker-dealer or agent regarding the sale of the common stock. The selling security holder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

We are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier to occur of (i) the date when all of the securities registered hereby are disposed of in accordance with the terms of the shelf registration statement or (ii) the date when the registered shares can be immediately sold to the public without registration or restriction.

Our obligation to keep the shelf registration statement to which this prospectus relates effective is subject to specified, permitted exceptions.  In these cases, we may prohibit offers and sales of the shares of common stock pursuant to the registration statement to which this prospectus relates.

When we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of the common stock covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing (a) the name of the such selling security holder and of the participating broker-dealer or dealers, (b) the number of shares of common stock involved, (c) the price at which the common stock was sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer or dealers, if applicable, and (e) other facts material to the transaction. In addition, when we are notified by any selling security holder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling security holder. The selling security holder may not trade securities from the time the selling security holder receives notice from us of this type of event until the selling security holder receives a prospectus supplement or amendment.

LEGAL MATTERS

The legality of the common stock being offered hereby will be passed upon for us by Feder Kaszovitz LLP, New York, New York. Murray L. Skala, a partner of that firm, is one of our directors, an owner of 37,822 shares of our common stock and a holder of options to purchase 37,500 shares of our common stock.

EXPERTS

The financial statements and schedule as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain of the reports and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus will update and supersede this information. The following documents filed with the SEC are incorporated by reference (other than information in such documents that is deemed, in accordance with SEC rules, to have been furnished and not filed):

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2009;
(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2010;
(3)	Our Current Reports on Form 8-K filed with the SEC on March 2, April 22, July 22, July 29, August, 26, October 6, October 26, and November 17, 2010 and February 15, 2011; and

(4)
The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-28104), filed March 29, 1996, and as incorporated therein by reference to our Registration Statement on Form SB-2 (Reg. No. 333-2048-LA).

Any future filings we make with the SEC (other than information in such documents that is deemed, in accordance with SEC rules, to have been furnished and not filed) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 0-28104) after the date hereof are incorporated by reference until all of the securities offered by this prospectus are sold. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a later statement contained in those documents modifies or supersedes that earlier statement. Any statements so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded. In addition, any supplement prepared in relation to this prospectus shall be deemed to supersede for all purposes any earlier supplement prepared in relation to this prospectus.

We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Joel M. Bennett, c/o JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California, 90265 (telephone: 310-456-7799).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the resale of the Shares offered by this prospectus.  This prospectus is part of that registration statement, but does not contain all of the information in the registration statement.  We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC.  For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed or incorporated by reference into the registration statement at the locations listed below.

We are subject to the information requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statement and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is listed on the Nasdaq National Market and reports and information concerning us can also be inspected through such exchange. We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to a company or its security holders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to it or its security holders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of a company and its security holders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of a company or its security holders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits us to indemnify our directors, officers, employees or agents or, when so serving at our request, another company who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that we may incur, including the indemnification payable to any director or officer. This policy provides for $60 million in maximum aggregate coverage, including defense costs. We pay the entire premium for such insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. The Registrant is paying all of the selling security holders’ expenses related to this offering, except that the selling security holder will pay any applicable broker’s commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC Registration fee	$210
Printing and Edgarization	4,000
Accountants’ fees and expenses	10,000
Attorneys’ fees and expenses	12,000
Miscellaneous	790

Total	$27,000

Item 15. Indemnification of Directors and Officers

The Registrant’s Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”). Section 1 02(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its security holders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to the Registrant or its security holders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its security holders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its security holders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant’s request, another company who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Registrant maintains a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. This policy provides for $60.0 million in maximum aggregate coverage, including defense costs. The entire premium for such insurance is paid by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Company (1)
3.2.1	By-Laws of the Company (2)
3.2.2	Amendment to By-Laws of the Company (3)
4.1	Form of certificate evidencing shares of common stock (4)
4.2	Indenture, dated November 10, 2009, by and between the Registrant and Wells Fargo Bank, N.A. (5)
4.3	Form of 4.50% Senior Convertible Note (5)
5.1 *	Opinion of Feder Kaszovitz LLP
23.1 *	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP)
23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1)

(*) Filed herewith.
(1)	Filed previously as Appendix 2 to the Company’s Schedule 14A Proxy Statement filed August 23, 2002 and incorporated herein by reference.
(2)	Filed previously as an exhibit to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-2048-LA), effective May 1, 1996, and incorporated herein by reference.
(3)	Filed previously as an exhibit to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-22583), effective May 1, 1997, and incorporated herein by reference.
(4)	Filed on May 1, 1996 as an exhibit to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-2048-LA), and incorporated herein by reference.
(5)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K, filed on November 10, 2009, and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)       to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that

paragraphs (a)(1)(i), (a)(1)(ii) and a(1)(iii)above do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs, is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu, State of California, on February 17, 2011

JAKKS PACIFIC, INC.

By: /s/ STEPHEN G. BERMAN
Stephen G. Berman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ STEPHEN G. BERMAN	Chief Executive Officer, Director	February 17, 2011
Stephen G. Berman	(Principal Executive Officer)

/s/ JOEL M. BENNETT	Chief Financial Officer (Principal Financial	February 17, 2011
Joel M. Bennett	and Accounting Officer)

/s/ DAN ALMAGOR	Director	February 17, 2011
Dan Almagor

/s/ MICHAEL G. MILLER	Director	February 17, 2011
Michael G. Miller

/s/ MARVIN W. ELLIN	Director	February 17, 2011
Marvin W. Ellin

/s/ ROBERT E. GLICK	Director	February 17, 2011
Robert E. Glick

MURRAY L. SKALA	Director	February 17, 2011
Murray L. Skala

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Company (1)
3.2.1	By-Laws of the Company (2)
3.2.2	Amendment to By-Laws of the Company (3)
4.1	Form of certificate evidencing shares of common stock (4)
4.2	Indenture, dated November 10, 2009, by and between the Registrant and Wells Fargo Bank, N.A. (5)
4.3	Form of 4.50% Senior Convertible Note (5)
5.1 *	Opinion of Feder Kaszovitz LLP
23.1 *	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP)
23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1)

(*) Filed herewith.
(1)	Filed previously as Appendix 2 to the Company’s Schedule 14A Proxy Statement filed August 23, 2002 and incorporated herein by reference.
(2)	Filed previously as an exhibit to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-2048-LA), effective May 1, 1996, and incorporated herein by reference.
(3)	Filed previously as an exhibit to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-22583), effective May 1, 1997, and incorporated herein by reference.
(4)	Filed on May 1, 1996 as an exhibit to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-2048-LA), and incorporated herein by reference.
(5)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K, filed on November 10, 2009, and incorporated herein by reference.